Exhibit 99 (b)



INTERGRAPH                         PRESS RELEASE
----------
FOR IMMEDIATE RELEASE              FOR FURTHER INFORMATION:
                                   Aggie Frizzell
                                   (205) 730-6139
                                   (800) 316-0576 (pager)
                                   alfrizze@ingr.com

                                   Jeannie Robison
                                   (205) 730-8066
                                   (205)-707-3324 (pager)
                                   jrobison@ingr.com


                Intergraph CEO Explains Suit
        Against Intel in Open Letter to Shareholders

     HUNTSVILLE, Ala., November 17, 1997 -- In an open letter to Intergraph Corporation's shareholders, Jim Meadlock, Chairman and CEO, explained the company's decision to sue Intel Corporation for anticompetitive behavior. The lawsuit, which has been filed in the U.S. District Court, the Northern District of Alabama, Northeastern Division, accuses Intel of a systematic campaign to coerce Intergraph into relinquishing valuable patent rights to Intel. It further alleges that when Intergraph resisted this pressure, Intel used its market dominance to punish the company by withholding vital technical information necessary for Intergraph's continued workstation development efforts.
     "The decision to file suit was a difficult one," Meadlock told his shareholders, "given our formerly warm relationship with Intel and our dependence upon Intel's CPUs in our workstations, PCs and servers. But that very dependence -- coupled with Intel's use of their dominant position to coerce us to give up our patent rights -- has forced us to this action."
     "Intel is trying to undermine us on multiple fronts, cutting us off from critical product information and support, escorting our competitors into our own accounts, and trying to obtain rights to our intellectual property," Meadlock stated. "It is necessary for us to take legal action against Intel in order to defend our rapidly growing
workstation business and our intellectual property."   In
the lawsuit, Intergraph is asking for monetary damages and injunctive relief from Intel's anticompetitive actions.
     Citing the 5-year, multi-million dollar investment Intergraph has made in pursuing the Windows NT market with a broad line of Pentium Pro and Pentium II-based workstations and servers, Meadlock said, "We have discussed these issues with Intel for well over a year, and we now need to take action that is in the best interest of our shareholders, customers, business partners and employees. We cannot give away our valuable patents in order to get Intel to treat us fairly, nor should be we required to do so."
     The patents cited in Intergraph's lawsuit resulted from the innovative design work done in the development of the Clipper RISC microprocessor, the industry's first successful attempt to bring mainframe-class computing power to compact, low-cost integrated circuit technology. Before teaming with Intergraph, Intel had little or no experience with workstations, and had been unsuccessful in the development of a RISC-based CPU for the workstation market. Intergraph introduced the industry's first single and dual Pentium-based 3D graphics workstation in January 1994, the first Pentium Pro-based workstation, and the first quad-processor workstation in November 1995. "In November 1995, Intel used Intergraph workstations to introduce its new Pentium Pro processors worldwide," Meadlock reminded shareholders.
     Meadlock reassured the Intergraph shareholders that until a decision is reached Intergraph will continue to develop computers based on Pentium II microprocessors. "There has been no disruption of supply of microprocessors from Intel, nor do we expect any disruption in the future," Meadlock said.

                             ###

Editors note: A detailed backgrounder is available upon request. Contact 205-730-8066. A copy of the filed full complaint is available from The Clerk of the Court, U.S. District Court,
Northern District, Northeast Division of Alabama.

More information is available on Intergraph's Website at http://www.intergraph.com/press.stm


Intergraph Background Information
---------------------------------
     A member of the Fortune 1000, Intergraph Corporation
(Huntsville, Ala.) is the world's largest company dedicated to supplying interactive computer graphics systems.
Products range from technical software, to point solutions that meet individual and departmental needs, to integrated, enterprise-wide systems. Noted for delivering interoperable systems and applications, Intergraph products are based on the Windows 95 and Windows NT operating systems, with continued support for its legacy UNIX-based systems and solutions. The company's common stock trades on The Nasdaq
Stock Market under the symbol:  INGR.

Intergraph Computer Systems (ICS), a company of Intergraph Corporation, is the world leader in 3D graphics technology, hardware products, and related services for Windows NT. Intergraph develops, manufactures, sells, and supports computer systems for the creative, business, and technical desktop as well as servers, networking, and interoperability products for IT solutions. Hardware products include Windows/Windows NT-based 2D and 3D graphics workstations and PCs and high-performance servers built with Intel Pentium/Pentium Pro/Pentium II processors.

Intergraph and the Intergraph Logo are registered trademarks of Intergraph Corporation. Intel, Pentium, and the Intel Inside logo are registered trademarks of Intel Corporation. Microsoft and Windows are registered trademarks of Microsoft Corporation. Other brands and product names are trademarks of their respective owners.

Forward-looking statements
--------------------------
Any statement contained in this report which is not a historical fact, or which might otherwise be considered an opinion or projection concerning Intergraph Corporation, whether express or implied, is meant as and should be considered a forward looking statement as that term is defined in the Private Securities Litigation Reform Act of 1996. Forward looking statements are based on assumptions and opinions concerning a variety of known and unknown risks, including but not necessarily limited to fluctuations in customer demand, acceptance of new products, changes in technology, product introductions by competitors, and general economic conditions, as well as other risks more completely described in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Forms 10-Q for the quarters ended March 31, June 30, and September 30, 1997.
If any of these assumptions or opinions prove incorrect, any forward looking statements made on the basis of such assumptions or opinions may also prove materially incorrect in one or more respects.